Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-3 of DiaMedica Therapeutics Inc. of our report dated March 19, 2024, relating to the consolidated financial statements appearing in the Annual Report on Form 10-K for the years ended December 31, 2023 and 2022, and to the reference to our Firm under the caption “Experts”.

/s/ BAKER TILLY US, LLP

Minneapolis, Minnesota

July 10, 2024